Exhibit 99.1

NFL Alumni Health Partners with Wellgistics Health to Deploy Technology to Improve Health Outcomes for Former NFL Players and Rural Communities

●	Wellgistics Health to leverage EinsteinRx™ AI pharmacy hub and PharmacyChain™ smart contracts to drive healthcare optimization for former NFL players that and rural communities
●	Focus areas include mental health, weight loss, sleep apnea, cardiometabolic disease, pain management and Long COVID
●	NFL Alumni Health Ambassadors to help support Wellgistics’ healthcare access and ease-of-use message to rural communities though Wellgistics’ pharmacy and independent pharmacy network
●	Wellgistics and NLF Alumni Health management attended ‘Radio Row’ during week of Super Bowl LX in San Francisco

TAMPA, FL, February 3, 2026 – Wellgistics Health, Inc. (NASDAQ: WGRX), a health information technology leader, integrating proprietary pharmacy dispensing optimization artificial intelligence (‘AI’) platform EinsteinRx™ into its patented blockchain-enabled smart contracts platform PharmacyChain™, today announced that it has entered into an agreement with NFL Alumni Health to establish healthcare and wellness programs that expand access to healthcare and wellness services, improve cost transparency and drive patient outcomes. The programs will initially be developed and optimized for former NFL players and thereafter will be deployed more broadly in rural communities leveraging Wellgistics’ network of 6,500 independent pharmacy network (the ‘Wellgistics Pharmacy Network’). The partnership will initially focus on improving key health priorities including mental health, weight loss, sleep apnea, cardiometabolic disease, pain management and Long COVID.

“The healthcare technological advancements being developed by Wellgistics Health strike at the core of the inefficiencies involved in delivering optimal care for former NFL players, as well as the broader rural communities in the United States,” stated Billy Davis, a two-time Super Bowl champion with the Dallas Cowboys and Baltimore Ravens, and co-director of NFL Alumni Health. “By leveraging AI to ensure that physcians make the best prescribing decisions, medications are efficiently delivered to patients, proper support is made available to improve outcomes and smart contracts provide the oversight so that no detail is missing to ensure timely coordindation of benefits and payments, Wellgistics’ integrated solution represents the future of healthcare. We intend to provide our alumni with best in breed healthcare, and Wellgistics is helping to make that easier.”

“We are excited to partner with NFL Alumni Health as our first ‘white glove’ client around whom we intend to optimize EinsteinRx and PharmacyChain to deliver the best healthcare experience for organizations,” said Prashant Patel, RPh, President & Interim-CEO of Wellgistics Health. “We have been making good progress with the integration of our point-of-sale EinsteinRx tool into Wellgistics Pharmacy Network pharmacies, and this now allows us to actually start developing new business for organizations because we can appropriately route prescriptions to locations that offer our full suite of services. As we expand this capability throughout the country, we are delighted that NFL Alumni Health has agreed to get their Ambassadors to help spread the message as a trusted voice from the local community to encourage people to engage more directly with their local pharmacies to improve health outcomes for themselves, their families and their local communities.”

About NFL Alumni Health

NFL Alumni Health is a nonprofit organization dedicated to improving the health and wellness of former professional football players, their families and the communities they serve. Through advocacy, education and partnerships with leading healthcare organizations, NFL Alumni Health addresses critical public health issues and promotes innovative solutions that enhance well-being. By leveraging the influence of NFL legends, the organization fosters impactful community engagement initiatives, including health screenings, educational symposiums and national awareness campaigns. For more information, visit nflalumnihealth.org.

About Wellgistics Health, Inc.

Wellgistics Health (NASDAQ: WGRX) is a health information technology leader, integrating proprietary pharmacy dispensing optimization artificial intelligence platform EinsteinRx™ into its patented blockchain-enabled smart contracts platform PharmacyChain™ to optimize the prescription drug dispending journey. Its integrated platform connects 6,500+ pharmacies (the “Wellgistics Pharmacy Network”) and 200+ manufacturers, offering wholesale distribution, digital prescription routing, direct-to-patient delivery, and AI-powered hub services such as eligibility, adherence, onboarding, prior authorization, and cash-pay fulfillment as needed to optimize patient access. Wellgistics provides end-to-end solutions designed to restore access, transparency, and trust in the U.S. prescription drug market for independent pharmacies.

For more information, visit www.wellgisticshealth.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding the parties’ plans to negotiate definitive agreements, potential implementation, adoption, performance, revenue sharing, and other anticipated benefits of the contemplated collaboration. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including those described in Wellgistics Health, Inc.’s filings with the SEC. Forward-looking statements speak only as of the date hereof, and neither company undertakes any obligation to update them except as required by law. Additional factors are discussed in Wellgistics Health’s filings with the SEC, available at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction, and there shall be no sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Wellgistics Media & Investor Contact

Media:

media@wellgisticshealth.com

Investor Relations:

IR@wellgisticshealth.com